Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 904 2410	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Philip Morris International Holds 2025 Virtual Annual Meeting of Shareholders
STAMFORD, CT, May 7, 2025 – Philip Morris International Inc. (PMI) (NYSE: PM) held its 2025 Annual Meeting of Shareholders today. André Calantzopoulos, Chairman of the Board, addressed shareholders and answered questions. Jacek Olczak, Chief Executive Officer, gave a business presentation, which included an overview of PMI’s:
•excellent 2024 performance and impressive start to 2025;
•achievements in several key milestones in its smoke-free journey;
•positive results in the execution of its multicategory strategy;
•ability to deliver sustainable growth and returns in 2025 and beyond;
•steadfast commitment to shareholder returns.
“Our smoke-free transformation continues to advance rapidly. We marked the 10-year anniversaries for both IQOS and ZYN in 2024 while achieving several key milestones, including our smoke-free business reaching almost $15 billion in net revenues.” said Jacek Olczak, Chief Executive Officer.
"We are increasingly deploying a multicategory strategy with our leading brands IQOS, ZYN and VEEV, supporting our position as the global smoke-free champion, as we continue to deliver meaningful value for our shareholders.”
Approximately 82 percent of the shares entitled to vote were represented at the meeting in person or by proxy. The shareholders elected 11 nominees for director; approved, on an advisory basis, the compensation of named executive officers; and ratified the selection of PricewaterhouseCoopers SA as independent auditors. Final voting results will be included in a Form 8-K that PMI will file with the SEC in the coming days.
An archived copy of the webcast of the meeting will be available for approximately one year from the date of the meeting at www.virtualshareholdermeeting.com/PM2025. The presentation slides and script will be available at the same web address.

Forward-Looking & Cautionary Statements
The presentation, related discussion and this press release contain projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, and the Quarterly Report on Form 10-Q for the first quarter ended March 31, 2025. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. As of December 31, 2024, PMI's smoke-free products were available for sale in 95 markets, and PMI estimates they were used by 38.6 million adults around the world. The smoke-free business accounted for 42% of PMI’s first-quarter 2025 total net revenues. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.